Exhibit 99.1

Pinnacle Foods Reports Strong Second Quarter Results and Raises Guidance for the Year

Boulder Brands Tracking Ahead of Expectations

Parsippany, NJ, July 28, 2016 - Pinnacle Foods Inc. (NYSE: PF) today reported strong financial results for the second quarter ended June 26, 2016 and raised its guidance for the year. Strength of both the base business and the Boulder Brands acquisition fueled the results in the quarter, with Boulder Brands tracking ahead of expectations.

Diluted earnings per share in the second quarter of 2016 totaled $0.39, compared to $0.37 in the year-ago quarter, an increase of 5.4%. Excluding items affecting comparability1, Adjusted diluted earnings per share increased 16.7% to $0.42, compared to $0.36 in the year-ago period.

Net sales in the second quarter of 2016 increased 19.7% versus year-ago, largely reflecting the benefits of the Boulder Brands acquisition, which contributed $123 million in the quarter, and growth of 1.6% from North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments. Market share for North America Retail expanded 70 basis points versus year-ago in the quarter, marking the 9th consecutive quarter of share growth versus year-ago.

Commenting on the results, Pinnacle Foods Chief Executive Officer Mark Clouse stated, “We are pleased with our results in the second quarter, which reflected strong base business performance, including the benefit of innovation, as well as Boulder Brands results that exceeded expectations. Meaningful, broad-based gross margin expansion drove a double-digit increase in Adjusted diluted EPS for the quarter, fueling our confidence in the increased outlook we’re providing for the year.”

Second Quarter Consolidated Results

Net sales in the second quarter of 2016 increased 19.7% to $756.4 million, compared to net sales of $631.7 million in the year-ago period. This growth reflected a 19.4% benefit from the Boulder Brands acquisition and net price realization of 1.3%, partially offset by lower volume/mix of 0.9% and unfavorable foreign currency translation of 0.1%.

North America Retail net sales increased 1.6% to $555.6 million in the second quarter of 2016, compared to $546.9 million in the second quarter of 2015, reflecting higher net price realization of 1.4% and favorable volume/mix of 0.3%, partially offset by unfavorable foreign currency translation of 0.1%.

Gross profit in the second quarter of 2016 increased 30.8% versus year-ago to $221.2 million, or 29.2% of net sales, compared to gross profit of $169.1 million, or 26.8% of net sales, in the prior-year period. This performance primarily reflected the benefits on the base business of strong productivity, favorable net price realization and improved mix, as well as the Boulder Brands acquisition and the impact of items affecting comparability. Partially offsetting these positive drivers was modest input cost inflation. Excluding items affecting comparability, Adjusted gross profit advanced 31.4% to $218.6 million and, as a percentage of net sales, Adjusted gross profit margin expanded by approximately 260 basis points to 28.9%.

Earnings before interest and taxes (EBIT) in the second quarter of 2016 increased 20.0% to $107.8 million, compared to EBIT of $89.8 million in the year-ago period, despite a double-digit increase in marketing investment driven by the base business and the inclusion of Boulder Brands. This strong EBIT performance was driven by the growth in both net sales and gross margin in the second quarter, partially offset by the impact of items affecting comparability, particularly acquisition-related integration expenses. Excluding items affecting comparability, Adjusted EBIT in the second quarter increased 31.9% to $114.8 million, compared to $87.0 million in the year-ago period.

1 Items affecting comparability are detailed in the financial tables that accompany this press release.

Adjusted EBITDA in the second quarter of 2016 grew 29.5% to $141.5 million, compared to $109.3 million in the second quarter of 2015. Adjusted EBITDA is a Non-GAAP measure defined herein under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Net interest expense for the quarter increased 59.9% to $35.5 million, compared to $22.2 million in the year-ago period, largely driven by additional debt issued to finance the Boulder Brands acquisition and, to a lesser extent, the impact of the previously-communicated 25-basis-point interest rate step-up on pre-Boulder term loans. The effective tax rate for the quarter increased to 36.7%, compared to 35.4% in the year-ago period, mostly driven by the higher tax structure of Boulder Brands and the impact of items affecting comparability, particularly related to the Boulder Brands acquisition. Excluding items affecting comparability, the Adjusted effective tax rate increased to 37.0%, compared to 35.3% in the year-ago period.

Net earnings in the second quarter increased 4.8% to $45.8 million, or $0.39 per diluted share, compared with $43.7 million, or $0.37 per diluted share, in the year-ago period. Excluding items affecting comparability, Adjusted net earnings increased 19.2% to $50.0 million, compared to $41.9 million in the year-ago period, while Adjusted diluted earnings per share advanced 16.7% to $0.42, compared with $0.36 in the year-ago period.

Net cash provided by operating activities totaled $88 million in the second quarter of 2016, compared to $53 million in the prior year quarter. For the first six months, net cash provided by operating activities increased $41 million to $165 million, compared to $124 million in the year-ago period.

Second Quarter Segment Results

Birds Eye Frozen

Net sales for the Birds Eye Frozen segment increased 6.1% to $285.2 million in the second quarter of 2016, compared to $268.9 million in the year-ago period, reflecting higher volume/mix of 3.6% and increased net price realization of 2.5%, despite higher new product introductory expenses.

The robust net sales growth in the quarter reflected broad-based strength across the portfolio, with continued retail consumption and market share growth for Birds Eye, gardein and, to a lesser extent, Hungry-Man. The Birds Eye franchise was fueled by both existing businesses and the success of recently introduced items behind the Birds Eye Voila!, Birds Eye Flavor Full, Birds Eye Protein Blends and Birds Eye Disney-themed platforms. The gardein brand registered another quarter of exceptionally strong growth, with retail consumption and market share advancing on the strength of recent innovation and a double-digit increase in retail velocity. Hungry-Man growth in the quarter reflected the benefit of recent innovation and a significant increase in retail distribution.

EBIT for the Birds Eye Frozen segment increased 23.2% to $46.8 million in the second quarter of 2016, compared to $38.0 million in the second quarter of 2015, reflecting the benefits of the net sales growth and productivity savings, partially offset by very modest input cost inflation, a double-digit increase in marketing investment and items affecting comparability, particularly unrealized mark-to-market impacts. Excluding items affecting comparability, Adjusted EBIT advanced 24.5% to $45.4 million, compared to $36.5 million in the year-ago period.

Duncan Hines Grocery

Net sales for the Duncan Hines Grocery segment declined 2.7% to $270.5 million in the second quarter of 2016, compared to $278.0 million in the year-ago period. This performance reflected lower volume/mix of 2.9% and unfavorable foreign currency translation of 0.3%, partially offset by increased net price realization of 0.5%.

Net sales of Duncan Hines baking products, while down modestly versus year-ago in the quarter, strengthened sequentially versus the first quarter, reflecting improved volume performance across the baking portfolio and the continued benefit of the new Duncan Hines Perfect Size platform. In addition, Duncan Hines market share expanded 50 basis points in the second quarter and is up modestly for the first half, with retail consumption and market share trends improving as the quarter progressed. Wish-Bone salad dressings net sales continued to be pressured by ongoing category weakness and new product introductory expenses, with trends improving significantly during the quarter as retail distribution built behind the launches of Wish-Bone E.V.O.O. and Wish-Bone Ristorante Italiano. Net sales for the segment’s Canadian business declined in the quarter, while its Armour canned meat brand posted continued growth.

EBIT for the Duncan Hines Grocery segment increased 2.4% to $52.3 million in the second quarter of 2016, compared to $51.0 million in the second quarter of 2015, reflecting strong productivity and items affecting comparability, particularly unrealized mark-to-market impacts. Partially offsetting these factors were the sales decline, modest input cost inflation and a double-digit increase in marketing investment, primarily behind Wish-Bone. Excluding items affecting comparability, Adjusted EBIT increased 1.2% to $50.7 million, compared to $50.1 million in the year-ago period.

Boulder Brands

Boulder Brands contributed $122.6 million in net sales in the second quarter of 2016. Retail consumption continued to advance versus year-ago for the Glutino, Udi’s, Earth Balance and EVOL brands, offset by a moderating decline for Smart Balance.

EBIT for Boulder Brands was $7.0 million in the second quarter of 2016, including acquisition-related fees and integration expenses. Excluding these items affecting comparibility, Adjusted EBIT for Boulder Brands totaled $17.2 million.

Specialty Foods

Net sales for the Specialty Foods segment declined 7.9% to $78.1 million in the second quarter of 2016, compared to $84.9 million in the prior-year quarter, reflecting lower volume/mix of 8.2%, partially offset by higher net price realization of 0.3%. Driving the expected decline in volume/mix for the quarter were lower sales of private label canned meat, due to a heightened competitive bidding environment for USDA stew business and the impact of the Company’s focus on driving the higher-return segments of its portfolio, while continuing to optimize Specialty costs.

EBIT for the Specialty Foods segment totaled $6.3 million in the second quarter of 2016, compared to $7.6 million in the second quarter of 2015, largely reflecting the impact of the net sales decline. Excluding items affecting comparability, Adjusted EBIT declined 15.7% to $6.1 million, compared to $7.3 million in the year-ago period.

Outlook for the Balance of the Year

Forecasted Adjusted diluted EPS metrics provided below for Pinnacle and Boulder Brands are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

The Company raised its guidance for Adjusted diluted EPS for 2016 to a range of $2.10 to $2.15, versus its previous range of $2.08 to $2.13, while also providing flexibility to strengthen investment spending in the second half of the year to remain fully competitive. This revised outlook, which represents growth versus year-ago of 9% to 12%, includes the assumptions outlined below.

•	Boulder Brands is now expected to contribute approximately $0.07 to $0.08 of Adjusted diluted EPS for the year, versus the previous guidance of approximately $0.05.

•	The input cost inflation outlook has improved to be at the low end of the Company’s 2% to 3% guidance range for the year.

•	Productivity for the year remains estimated in the range of 3.5% to 4.0% of cost of products sold, including Boulder Brands organic cost savings but excluding acquisition synergies.

•	Interest expense for the year continues to be estimated at approximately $140 million.

•	The weighted average diluted share count for the year is now estimated to be modestly above 118 million.

•	Capital expenditures for the full year are now expected in the range of $115 million to $125 million.

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted gross profit

•	Adjusted gross profit as a % of sales

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

•	Adjusted effective income tax rate

Adjusted Gross Profit
Pinnacle defines Adjusted gross profit as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. The Company believes that the presentation of Adjusted gross profit is useful to investors in the evaluation of the operating performance of companies in similar industries. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. In addition, Adjusted gross profit is one of the components used to evaluate the performance of Company’s management. Such targets include, but are not limited to, measurement of sales efficiency, productivity measures and recognition of acquisition synergies.

Adjusted EBITDA
Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

Management uses Adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. The Company has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results.

Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow Pinnacle to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results. Additionally, Adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company and its segments, primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and in the analysis of ongoing operating trends.

Adjusted Interest Expense, Net
Adjusted interest expense, net is provided to assist the reader by eliminating charges which result from refinancing activities or unusual transactions. Management believes that the Adjusted interest expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with ordinary course business operations and that is more comparable to interest expense in prior periods. Pinnacle uses Adjusted interest expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions.

Adjusted net earnings, Adjusted effective income tax rate and Adjusted earnings per share
Adjusted net earnings, Adjusted effective income tax rate and the related Adjusted earnings per share metrics are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures. Adjusted net earnings, Adjusted effective tax rate and Adjusted earnings per share provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted net earnings, Adjusted effective income tax rate and Adjusted earnings per share are measures management uses for planning and budgeting, monitoring and evaluating financial and operating results.

Conference Call Information
The Company will also host a conference call on Thursday, July 28, 2016 at 9:30AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 348-8108 within the United States or Canada and (908) 982-4619 internationally and referencing the conference call name:  Pinnacle Foods Q2 Earnings Call.  A replay of the call will be available, beginning July 28, 2016 at 1:00 PM (ET) until August 11, 2016, by dialing (888) 266-2081 or (703) 925-2533 and referencing access code 1674476. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 5400 employees. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. The acquisition of Boulder Brands adds well-known brands such as Glutino®, Udi's Gluten Free®, Earth Balance®, EVOL® foods, and Smart Balance® to the Pinnacle Foods portfolio. Further information is available at www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on February 25, 2016 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended		Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net sales	$756,381	$631,746	$1,510,636	$1,297,027
Cost of products sold	535,189	462,637	1,090,877	956,201
Gross profit	221,192	169,109	419,759	340,826

Marketing and selling expenses	61,036	45,698	119,934	92,707
Administrative expenses	43,703	27,665	89,591	55,451
Research and development expenses	5,098	3,589	9,283	6,641
Other expense (income), net	3,569	2,342	12,884	7,743
	113,406	79,294	231,692	162,542
Earnings before interest and taxes	107,786	89,815	188,067	178,284
Interest expense	35,488	22,187	67,128	43,815
Interest income	27	12	104	165
Earnings before income taxes	72,325	67,640	121,043	134,634
Provision for income taxes	26,542	23,961	50,423	49,419
Net earnings	45,783	43,679	70,620	85,215
Less: Net loss attributable to non-controlling interest	(1)	—	—	—
Net earnings attributable to Pinnacle Foods, Inc. and Subsidiaries common stockholders	$45,784	$43,679	$70,620	$85,215

Net earnings per share attributable to Pinnacle Foods, Inc. and Subsidiaries common stockholders:
Basic	$0.39	$0.38	$0.61	$0.73
Weighted average shares outstanding - basic	116,657	116,031	116,387	115,968
Diluted	$0.39	$0.37	$0.60	$0.73
Weighted average shares outstanding - diluted	117,766	117,281	117,689	117,158
Dividends declared	$0.26	$0.24	$0.51	$0.47

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands, except share and per share amounts)

	June 26, 2016	December 27, 2015
Current assets:
Cash and cash equivalents	$129,344	$180,549
Accounts receivable, net of allowances of $11,359 and $7,902, respectively	270,200	219,736
Inventories	441,240	403,101
Other current assets	17,134	13,677
Deferred tax assets	72,620	40,571
Total current assets	930,538	857,634
Plant assets, net of accumulated depreciation of $450,605 and $408,294, respectively	700,971	631,109
Tradenames	2,540,938	2,001,048
Other assets, net	180,606	120,364
Goodwill	2,169,799	1,714,008
Total assets	$6,522,852	$5,324,163

Current liabilities:
Short-term borrowings	$1,758	$2,225
Current portion of long-term obligations	21,754	14,847
Accounts payable	218,244	211,039
Accrued trade marketing expense	41,450	46,228
Accrued liabilities	144,156	100,510
Dividends payable	30,998	30,798
Total current liabilities	458,360	405,647
Long-term debt	3,135,016	2,257,012
Pension and other postretirement benefits	62,903	63,454
Other long-term liabilities	64,359	54,506
Deferred tax liabilities	962,459	738,015
Total liabilities	4,683,097	3,518,634
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 118,577,288 and 117,619,695, respectively	1,186	1,176
Additional paid-in-capital	1,404,567	1,378,521
Retained earnings	528,180	517,330
Accumulated other comprehensive loss	(62,937)	(59,388)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and Subsidiaries stockholders' equity	1,838,886	1,805,529
Non-controlling interest	869	—
Total Equity	1,839,755	1,805,529
Total liabilities and equity	$6,522,852	$5,324,163

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands)

	Six months ended
	June 26, 2016	June 28, 2015
Cash flows from operating activities
Net earnings	$70,620	$85,215
Non-cash charges (credits) to net earnings
Depreciation and amortization	51,672	43,157
Amortization of debt acquisition costs and discount on term loan	4,657	3,130
Change in value of financial instruments	(7,494)	(4,566)
Equity-based compensation charges	5,131	8,062
Pension expense, net of contributions	66	(2,704)
Other long-term liabilities	1,198	(638)
Other long-term assets	(1,635)	—
Foreign exchange (gains) / losses	(1,283)	1,578
Excess tax benefits on equity-based compensation	(6,369)	(1,076)
Deferred income taxes	19,027	33,123
Changes in working capital (net of effects of acquisition)
Accounts receivable	(7,557)	(4,528)
Inventories	28,351	(9,652)
Accrued trade marketing expense	(4,923)	(4,668)
Accounts payable	2,128	(15,049)
Accrued liabilities	3,041	(4,693)
Other current assets	8,473	(2,257)
Net cash provided by operating activities	165,103	124,434
Cash flows from investing activities
Business acquisition activity (net of cash acquired)	(985,365)	1,102
Capital expenditures	(60,187)	(48,168)
Net cash used in investing activities	(1,045,552)	(47,066)
Cash flows from financing activities
Proceeds from bank term loans	547,250	—
Proceeds from notes offerings	350,000	—
Repayments of long-term obligations	(6,478)	(4,422)
Proceeds from short-term borrowings	1,604	1,710
Repayments of short-term borrowings	(2,060)	(2,312)
Repayment of capital lease obligations	(1,574)	(1,871)
Dividends paid	(59,460)	(54,747)
Net proceeds from issuance of common stock	15,642	824
Excess tax benefits on equity-based compensation	6,369	1,076
Taxes paid related to net share settlement of equity awards	(1,087)	(2,401)
Debt acquisition costs	(21,262)	—
Net cash provided by (used in) financing activities	828,944	(62,143)
Effect of exchange rate changes on cash	300	(346)
Net change in cash and cash equivalents	(51,205)	14,879
Cash and cash equivalents - beginning of period	180,549	38,477
Cash and cash equivalents - end of period	$129,344	$53,356

Supplemental disclosures of cash flow information:
Interest paid	$48,083	$39,453
Interest received	104	165
Income taxes paid	19,145	17,341
Non-cash investing and financing activities:
New capital leases	4,586	—
Dividends payable	30,998	28,059
Accrued additions to plant assets	10,570	17,767

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted gross profit and Adjusted gross profit as a % of sales (1)
(thousands)

	Three months ended		Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Gross profit (as reported)	$221,192	$169,109	$419,759	$340,826
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(3,601)	(4,500)	(7,493)	(4,610)
Purchase accounting adjustments (3)	—	—	10,382	—
Non-cash compensation charges (4)	—	—	—	954
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses	—	—	—	130
Restructuring and integration costs (5)	972	1,677	1,608	4,164
Adjusted gross profit	$218,563	$166,286	$424,256	$341,464
Adjusted gross profit as a % of sales
Adjusted gross profit	$218,563	$166,286	$424,256	$341,464
Net sales	$756,381	$631,746	$1,510,636	$1,297,027

Adjusted gross profit as a % of sales	28.9%	26.3%	28.1%	26.3%

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	For the six months ended June 26, 2016, represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder acquisition.

(4)	For the six months ended June 28, 2015, represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement.

(5)
For the three and six months ended June 26, 2016, primarily represents integration costs of the Garden Protein acquisition. For the six months ended June 28, 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted net earnings & Adjusted EPS (1)
(thousands, except per share amounts)

	Three months ended		Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net earnings attributable to Pinnacle Foods Inc. and Subsidiaries common stockholders (as reported)	$45,784	$43,679	$70,620	$85,215
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(3,601)	(4,500)	(7,493)	(4,610)
Purchase accounting adjustments (3)	—	—	10,382	—
Non-cash compensation charges (4)	—	—	—	1,567
Foreign exchange (gains)/losses (5)	(499)	(700)	(1,283)	1,578
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses (6)	—	362	6,781	1,128
Restructuring and integration costs (7)	11,108	2,026	25,106	4,529
Tax adjustments to Adjusted net earnings (8)	(2,813)	1,069	(6,757)	(1,593)
Adjusted net earnings	$49,979	$41,936	$97,356	$87,814
Adjusted earnings per share
Adjusted net earnings	$49,979	$41,936	$97,356	$87,814
Diluted weighted average outstanding shares	117,766	117,281	117,689	117,158

Adjusted earnings per share	$0.42	$0.36	$0.83	$0.75

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	For the six months ended June 26, 2016, represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder acquisition.

(4)	For the six months ended June 28, 2015, represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement.

(5)	Represents foreign exchange (gains) losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	For the six months ended June 26, 2016, represents Boulder acquisition costs. For the three and six months ended June 28, 2015, represents expenses related to the secondary offerings of common stock.

(7)
For the three and six months ended June 26, 2016, primarily represents restructuring charges and integration costs of the Boulder and Garden Protein acquisitions. For the three and six months June 28, 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

(8)	See Adjusted effective income tax rate reconciliation for further details.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted EBIT & Adjusted EBITDA (1)
(thousands)

	Three months ended		Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net earnings attributable to Pinnacle Foods Inc. and Subsidiaries common stockholders (as reported)	$45,784	$43,679	$70,620	$85,215
Interest expense, net	35,461	22,175	67,024	43,650
Provision for income taxes	26,542	23,961	50,423	49,419
Net loss attributable to non-controlling interest	(1)	—	—	—
Earnings before interest and taxes (as reported)	107,786	89,815	188,067	178,284
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(3,601)	(4,500)	(7,493)	(4,610)
Purchase accounting adjustments (3)	—	—	10,382	—
Non-cash compensation charges (4)	—	—	—	1,567
Foreign exchange (gains)/losses (5)	(499)	(700)	(1,283)	1,578
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses (6)	—	362	6,781	1,128
Restructuring and integration costs (7)	11,108	2,026	25,106	4,529
Adjusted EBIT	$114,794	$87,003	$221,560	$182,476
Depreciation	22,446	18,891	43,316	36,396
Amortization	4,309	3,399	8,356	6,761
Adjusted EBITDA	$141,549	$109,293	$273,232	$225,633

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	For the six months ended June 26, 2016, represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder acquisition.

(4)	For the six months ended June 28, 2015, represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement.

(5)	Represents foreign exchange (gains) losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	For the six months ended June 26, 2016, represents Boulder acquisition costs. For the three and six months ended June 28, 2015, represents expenses related to the secondary offerings of common stock.

(7)
For the three and six months ended June 26, 2016, primarily represents restructuring charges and integration costs of the Boulder and Garden Protein acquisitions. For the three and six months June 28, 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted effective income tax rate

	Three months ended		Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Effective income tax rate (as reported)	36.7%	35.4%	41.7%	36.7%
Acquisition or other non recurring expenses (1)	—	(0.2)%	(0.3)%	(0.2)%
Restructuring and integration costs (2)	—	—	(0.3)%	—
Valuation allowance on foreign tax credit due to acquisition (3)	—	—	(1.3)%	—
Increase in deferred tax liability due to acquisition (4)	0.1%	—	(3.1)%	—
Other	0.2%	0.1%	0.3%	0.2%
Adjusted effective income tax rate	37.0%	35.3%	37.0%	36.7%

(1)
For the six months ended June 26, 2016, represents the effective tax rate impact of non-deductible Boulder acquisition costs. For the three and six months ended June 28, 2015, represents the effective tax rate impact of non-deductible costs related to the secondary offering of common stock.

(2)	For the six months ended June 26, 2016, represents the effective tax rate impact of non-deductible severance costs in connection with the Boulder integration.

(3)	For the six months ended June 26, 2016, represents the effective tax rate impact of a valuation allowance on our foreign tax credit in connection with the acquisition of Boulder.

(4)	For the six months ended June 26, 2016, represents the effective tax rate impact of an increase in our deferred state income tax liability in connection with the acquisition of Boulder.

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (unaudited) Adjusted Segment amounts (thousands)

	Three Months Ended		Six Months Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015
Net sales - Reported
Birds Eye Frozen	$285,155	$268,859	$615,166	$586,749
Duncan Hines Grocery	270,471	277,994	513,656	539,192
North America Retail	555,626	546,853	1,128,822	1,125,941
Boulder Brands	122,607	—	223,455	—
Specialty Foods	78,148	84,893	158,359	171,086
Total	$756,381	$631,746	$1,510,636	$1,297,027

Earnings before interest & taxes - Reported
Birds Eye Frozen	$46,794	$37,978	$102,035	$81,255
Duncan Hines Grocery	52,255	51,041	94,860	94,248
Boulder Brands	7,028	—	(4,198)	—
Specialty Foods	6,333	7,599	13,253	15,299
Unallocated corporate expenses	(4,624)	(6,803)	(17,883)	(12,518)
Total	$107,786	$89,815	$188,067	$178,284

Adjustments (Non GAAP - See separate table)
Birds Eye Frozen	$(1,388)	$(1,518)	$(3,296)	$1,955
Duncan Hines Grocery	(1,584)	(979)	(3,166)	2,390
Boulder Brands	10,171	—	33,617	—
Specialty Foods	(191)	(315)	(444)	(153)
Unallocated corporate expenses	—	—	6,782	—
Total	$7,008	$(2,812)	$33,493	$4,192

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$45,406	$36,460	$98,739	$83,210
Duncan Hines Grocery	50,671	50,062	91,694	96,638
Boulder Brands	17,199	—	29,419	—
Specialty Foods	6,142	7,284	12,809	15,146
Unallocated corporate expenses	(4,624)	(6,803)	(11,101)	(12,518)
Total	$114,794	$87,003	$221,560	$182,476

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Supplemental Schedule of Adjustments Detail (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Birds Eye Frozen
Restructuring and acquisition integration charges	$0.1	$0.1	$0.3	$2.5
Gardein acquisition related charges	—	—	—	0.1
Unrealized mark-to-market (gain)/loss	(1.6)	(1.8)	(3.7)	(1.8)
Hillshire merger termination-related employee compensation expense	—	—	—	0.8
Other	0.1	0.2	0.1	0.4
Total Birds Eye Frozen	$(1.4)	$(1.5)	$(3.3)	$2.0

Duncan Hines Grocery
Restructuring and acquisition integration charges	$—	$1.2	$(3.3)	$3.6
Unrealized mark-to-market (gain)/loss	(1.7)	(2.4)	—	(2.4)
Hillshire merger termination-related employee compensation expense	—	—	—	0.8
Other	0.1	0.2	0.1	0.4
Total Duncan Hines Grocery	$(1.6)	$(1.0)	$(3.2)	$2.4

Boulder Brands
Restructuring and acquisition integration charges	$10.2	$—	$23.2	$—
Expense related to the write-up to fair market value of inventories acquired	—	—	10.4	—
Total Boulder Brands	$10.2	$—	$33.6	$—

Specialty Foods
Unrealized mark-to-market (gain)/loss	$(0.2)	$(0.3)	$(0.4)	$(0.3)
Hillshire merger termination-related employee compensation expense	—	—	—	0.1
Total Specialty Foods	$(0.2)	$(0.3)	$(0.4)	$(0.2)

Unallocated Corporate Expenses
Boulder acquisition related charges	$—	$—	$6.8	$—
Total Unallocated Corporate Expenses	$—	$—	$6.8	$—